As filed with the Securities and Exchange Commission on March 1, 2010
Registration No. __________________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Conexant Systems, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	25-1799439 (I.R.S. Employer Identification No.)
4000 MacArthur Boulevard
Newport Beach, California 92660-3095
(Address, Including Zip Code, of Principal Executive Offices)

Conexant Systems, Inc. 2001 Employee Stock Purchase Plan
Conexant Systems, Inc. 2010 Equity Incentive Plan
(Full Title of the Plan)

Jean Hu
Chief Financial Officer, Treasurer and Senior Vice President, Business Development
Conexant Systems, Inc.
4000 MacArthur Boulevard
Newport Beach, California 92660-3095
(949) 483-4600
(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☑
CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
		Maximum	Maximum
Title of	Amount	Offering	Aggregate	Amount Of
Securities	To Be	Price	Offering	Registration
To Be Registered	Registered	Per Share	Price	Fee
Common Stock, $0.01 par value per share, newly reserved under the 2001 Employee Stock Purchase Plan	500,000(1) shares	$4.90(2)	$2,450,000(2)	$175(2)
Common Stock, $0.01 par value per share, newly reserved under the 2010 Equity Incentive Plan	12,000,000(1) shares	$4.90(2)	$58,800,000(2)	$4,192(2)
TOTALS	12,500,000(1) shares	$4.90(2)	$61,250,000(2)	$4,367(2)

(1)	This Registration Statement covers, in addition to the number of shares of Conexant Systems, Inc., a Delaware corporation (the “Company” or the “Registrant”), common stock, par value $0.01 per share (the “Common Stock”), stated above, options and other rights to purchase or acquire the shares of Common Stock covered by this Registration Statement and, pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), an additional indeterminate number of shares, options and rights that may be offered or issued pursuant to the Conexant Systems, Inc. 2001 Employee Stock Purchase Plan, as amended and restated, and the Conexant Systems, Inc. 2010 Equity Incentive Plan (together, the “Plans”) as a result of one or more adjustments under the Plans to prevent dilution resulting from one or more stock splits, stock dividends or similar transactions.

(2)	Pursuant to Securities Act Rule 457(h), the maximum offering price, per share and in the aggregate, and the registration fee were calculated based upon the average of the high and low prices of the Common Stock on February 24, 2010, as quoted on the NASDAQ Global Select Market.
The Exhibit Index for this Registration Statement is at page 9.

PART I
INFORMATION REQUIRED IN THE
SECTION 10(a) PROSPECTUS
     The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants as specified by Securities Act Rule 428(b)(1).

PART II
INFORMATION REQUIRED IN THE
REGISTRATION STATEMENT
Item 3. Incorporation of Certain Documents by Reference
     The following documents of the Company filed with the Securities and Exchange Commission (the “Commission”) are incorporated herein by reference:
(a)	The Company’s Annual Report on Form 10-K for its fiscal year ended October 2, 2009, filed with the Commission on November 27, 2009, as amended on December 22, 2009 (Commission File No. 000-24923);

(b)	The Company’s Quarterly Report on Form 10-Q for its fiscal quarter ended January 1, 2010, filed with the Commission on February 8, 2010 (Commission File No. 000-24923);

(c)	The Company’s Current Reports on Form 8-K, filed with the Commission on October 14, 2009, October 29, 2009, November 3, 2009, November 13, 2009, November 18, 2009, November 20, 2009, November 23, 2009, December 3, 2009, December 11, 2009, December 24, 2009 (with respect to Items 1.01, 5.03, 8.01 and 9.01 only), January 19, 2010, January 21, 2010, February 8, 2010, February 22, 2010 and February 24, 2010 (each, Commission File No. 000-24923);

(d)	The Company’s Registration Statements on Form S-8, filed with the Commission on August 30, 2001, August 1, 2002, December 15, 2004, November 14, 2005, December 21, 2006 and February 4, 2008 (Commission File Nos. 333-68724, 333-97539, 333-121285, 333-129679, 333-139548 and 333-149039, respectively); and

(e)	The description of the Company’s Common Stock contained in Item 11 of the Company’s Registration Statement on Form 10, as amended (Commission File No. 000-24923), and any other amendment or report filed for the purpose of updating such description.
     All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with Commission rules shall not be deemed incorporated by reference into this Registration Statement. Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this Registration Statement.
Item 4. Description of Securities
Not applicable.
Item 5. Interests of Named Experts and Counsel
     The validity of the issuance of Common Stock registered hereby is passed on for the Company by Mark D. Peterson. Mr. Peterson is the Senior Vice President, Chief Legal Officer and Secretary of the Company and is compensated by the Company as an employee. Mr. Peterson owns 4,787 shares of Common Stock, 141,666 restricted stock units that are payable in an equivalent number of shares of Common Stock, and Company stock options to acquire up to an additional 85,000 shares of Common Stock. Mr. Peterson is eligible to receive stock awards by the Company under the Plans.
Item 6. Indemnification of Directors and Officers
     The Delaware General Corporation Law permits Delaware corporations to eliminate or limit the monetary liability of directors for breach of their fiduciary duty of care, subject to limitations. The Registrant’s amended and restated certificate of incorporation provides that the Registrant’s directors are not liable to the Registrant or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Registrant or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for willful or negligent violation of the laws governing the payment of dividends or the purchase or redemption of stock or (iv) for any transaction from which a director derived an improper personal benefit.
     The Delaware General Corporation Law provides for indemnification of directors, officers, employees and agents subject to limitations. The Registrant’s amended bylaws and the appendix thereto provide for the indemnification of directors, officers, employees and agents to the extent permitted by Delaware law. The Registrant’s directors and officers also are insured against certain liabilities for actions taken in such capacities, including liabilities under the Securities Act of 1933, as amended. The Registrant has entered into indemnity agreements with its directors and certain of its officers whereby the Registrant has agreed to indemnify the directors and officers to the extent permitted by Delaware law.
Item 7. Exemption from Registration Claimed
Not applicable.
Item 8. Exhibits
     See the attached Exhibit Index at page 9, which is incorporated herein by reference.

Item 9. Undertakings
     (a) The undersigned Registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;
(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.
     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6 above, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Form S-8 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Newport Beach, State of California, on March 1, 2010.

CONEXANT SYSTEMS, INC.
By:	/s/ Jean Hu
Jean Hu
Chief Financial Officer, Treasurer and Senior Vice President, Business Development

POWER OF ATTORNEY
     Each person whose signature appears below constitutes and appoints Mark D. Peterson, Jasmina Theodore Boulanger, and Michael Elbaz, and each of them, acting individually and without the other, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them individually, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ D. Scott Mercer D. Scott Mercer	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	March 1, 2010

Signature	Title	Date
/s/ Jean Hu Jean Hu	Chief Financial Officer and Senior Vice President, Business Development (Principal Financial and Accounting Officer)	March 1, 2010

/s/ William E. Bendush	Director	March 1, 2010
William E. Bendush

/s/ Steven J. Bilodeau	Director	March 1, 2010
Steven J. Bilodeau

/s/ Dwight W. Decker Dwight W. Decker	Director	March 1 2010

/s/ F. Craig Farrill	Director	March 1, 2010
F. Craig Farrill

/s/ Balakrishnan S. Iyer	Director	March 1, 2010
Balakrishnan S. Iyer

/s/ Matthew E. Massengill
Matthew E. Massengill	Director	March 1, 2010

/s/ Jerre L. Stead	Director	March 1, 2010
Jerre L. Stead

EXHIBIT INDEX

Exhibit
Number	Description of Exhibit
4.1	Conexant Systems, Inc. 2001 Employee Stock Purchase Plan, as amended and restated. (Filed herewith.)

4.2	Conexant Systems, Inc. 2010 Equity Incentive Plan. (Filed as Exhibit 99.1 to the Company’s Current Report on Form 8-K filed with the Commission on February 22, 2010 (Commission File No. 000-24923) and incorporated herein by this reference.)

5.	Opinion of Counsel (opinion re legality).

23.1	Consent of Deloitte & Touche LLP (consent of independent registered public accounting firm).

23.2	Consent of Counsel (included in Exhibit 5).

24.	Power of Attorney (included in this Registration Statement under “Signatures”).